Exhibit 99.1

Synacor Agrees to Acquire Zimbra, a Leading Provider of Open Source

Based Email and Messaging Software

•	Will become the market leader for ISP email solutions in the US

•	Zimbra’s established distribution platform to expand Synacor in international and enterprise markets

•	Synacor again raises full year revenue and adjusted EBITDA guidance reflecting contribution of Zimbra

BUFFALO, NY and DALLAS, TX – August 18, 2015 – Synacor, Inc. (Nasdaq: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced it has entered into a definitive agreement to acquire certain assets from Zimbra, Inc., a global leader in open source email, calendaring, and collaboration software. The acquisition of Zimbra talent, technology and patents will extend Synacor’s leadership in ISP solutions, will accelerate the company’s expansion in enterprise and international markets, and will strengthen Synacor’s financial profile and competitiveness.

“Email has been and continues to be important to our internet service provider customers, and has been a double-digit growth business for Synacor this year, driving portal traffic and monetization,” said Synacor CEO Himesh Bhise. “We now have an even more compelling value proposition offering Zimbra’s on-premise technology as well as Synacor’s managed service solutions and advertising products.”

The Zimbra acquisition will make Synacor the largest provider of ISP email solutions in the US. Combined, the company will serve 120+ ISP and CSP customers around the world and will accelerate Synacor’s stated strategy to expand in international and enterprise markets. Zimbra brings hundreds of millions of free and paying users in 135+ countries, adds new customers to Synacor’s roster including 2500+ small business customers and 900+ government customers, and adds a valuable network of 1000+ value added resellers and 500+ hosting partners. Synacor plans to continue the open source version of Zimbra and plans on providing technical support for Zimbra’s Open Source Edition (OSE) through its VAR partners around the world.

“We are delighted to welcome the global Zimbra team of 140 people to the Synacor family,” said Synacor CEO Himesh Bhise. “Together, we will deliver great experiences to hundreds of millions of email users across 135+ countries. We will invest in Zimbra’s worldwide distribution platform of 1000+ value-added resellers and 500+ hosting providers to explore international growth for Synacor’s portal, video and advertising products.”

The addition of Zimbra will strengthen Synacor’s financial profile, with the combined company positioned to grow profitably, expanding revenues across customer verticals and geographies, and monetizing diversified advertising, software licensing and managed service business models.

The Zimbra acquisition is expected to close within 45 days. The transaction is valued at approximately $24.5 million, with Synacor paying $17.3M in cash, issuing 3M shares, 0.6M warrants priced at $3.00 per share, and paying up to $2M in earn-outs over the next 18 months.

Synacor is raising full-year financial guidance to reflect the contribution of Zimbra, assuming the transaction closes before the fourth quarter.

Fiscal 2015 Guidance:

•	Revenue for the full year 2015 is projected to be in the range of $102M—$108M, versus the previous guidance of $97M—$102M

•	For the full year 2015, the company expects to report adjusted EBITDA of $4M—$6M, versus the recently increased guidance of $3.5M—$5M

Related to the acquisition, Synacor has also amended its shareholder rights agreement, outlined on Form 8-K filed August 18, 2015. For more information on Synacor and its email and communications products, please visit synacor.com or email tellmemore@synacor.com.

About Synacor:

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. www.synacor.com

The Synacor logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=11609

About Zimbra:

Zimbra connects people and information with unified collaboration software that includes email, calendaring, file sharing, activity streams, social networks and more. With technology designed for social, mobile and the cloud, Zimbra gives individuals the flexibility to work from virtually anywhere, through nearly every computer, tablet and mobile device.

Zimbra’s software is trusted globally by service providers, governments and companies, with over 200,000 accessing Zimbra in the cloud managed by our worldwide network of service providers. With customers including NTT Communications, Comcast, Dell, Rackspace, Red Hat, Mozilla, H&R Block and Vodafone, a vibrant open source community and worldwide partner network, Zimbra is the third-largest collaboration provider in the world. Zimbra’s headquarters are in Frisco, Texas, with offices in London; Tokyo; Singapore and Pune, India.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Fiscal 2015 Guidance section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include—but are not limited to—risks associated with: successful completion of the Zimbra acquisition and integration with Synacor’s business; the retention of Zimbra customers, distributors, resellers and other business partners; the retention of Zimbra employees; our ability to sell additional products to Zimbra customers; our ability to leverage the Zimbra acquisition into new international markets for Synacor’s products; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q, filed with the SEC on August 14, 2015. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of August 18, 2015, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, Managing Director

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3880